Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of the first day of December, 2004, by and between DRUGMAX, INC., a Nevada corporation (the “Company”), and EDGARDO MERCADANTE, an individual (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company provides a wide variety of prescription and non-prescription healthcare-related diagnostic products used for the treatment of chronic diseases through its specialty pharmacies and online, and distributes pharmaceuticals, overt-the-counter products, health and beauty aids, nutritional supplements and other related products through its wholesale distribution centers (such activities, together with all other activities of the Company and its subsidiaries, as conducted at or prior to the termination of this Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Agreement identified in writing by the Company to Executive at the date of such termination, are hereinafter referred to as the “Business Activities”);

WHEREAS, the Company desires to employ Executive upon the terms and subject to the terms and conditions set forth in this Agreement; and,

WHEREAS, Executive desires to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 2. Capacity and Duties. Executive is and shall be employed in the capacity of Chief Executive Officer and Co-Chairman of the Board of Directors of the Company and shall have such duties, responsibilities and authorities as are assigned to him by the Board of Directors of the Company (the “Board”). Subject to the control and general directions of, and the general policies and guidelines established, by the Board and except as otherwise herein provided, Executive shall devote such of his business time, best efforts and attention as necessary to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Agreement. Executive’s duties shall include ongoing management and oversight of the general business operations of the Company and its subsidiaries. During the Employment Period (as hereinafter defined), Executive may engage in other business activities; provided, however, that such activities do not unreasonably interfere with Executive’s performance of his obligations hereunder or violate Section 15 or Section 18 hereof; and provided, further, that any such activity is fully disclosed to the Company.

Section 3. Term of Employment. The initial term of employment of Executive by the Company pursuant to this Agreement shall be for the period (the “Initial Term”) commencing on December 1, 2004 (the “Commencement Date”) and ending on November 30, 2005, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement. The Initial Term automatically shall be extended for successive additional one year periods (each, an “Extended Term”) unless written notice is given by either party to the other party no later than 30 days prior to the expiration of the Initial Term or any Extended Term. (The Initial Term, together with each and any Extended Term, is sometimes hereinafter called the “Employment Period”).

Section 4. Place of Employment. Executive’s principal place of work shall be located at the principal offices of the Company in Farmington, Connecticut.

Section 5. Compensation. During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:

5.01 Base Salary. The Company shall compensate Executive during the Initial Term for his services hereunder with a base annual salary of Three Hundred Forty-Six Thousand Four Hundred and Sixty-Six and 12/100 Dollars ($346,466.12), payable at such intervals (at least biweekly), net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment, as salaries are paid generally to other executive officers of the Company. Executive’s salary may be adjusted on an annual basis for the first and each successive Extended Term. The Company shall give notice to Executive of any such adjustment no later than 45 days prior to the expiration of the Initial Term or any Extended Term.

5.02 Cash Bonus. The Company may pay to Executive a cash or other bonus on an annual or other basis in the sole discretion of the Compensation Committee of the Board and Executive shall become a participant in any incentive compensation or bonus plan adopted by the Board for any highly compensated officers or other significant employees of the Company on such terms as shall be determined by the Compensation Committee of the Board. Any amounts paid or payable to or on behalf of Employee shall be prorated through the Date of Termination.

5.03 Other Benefits. The Company shall provide Executive with the other benefits specified on Exhibit 5.03 attached hereto.

Section 6. Adherence to Standards. Executive shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company.

Section 7. Review of Performance. The Board and/or the Chief Executive Officer of the Company shall periodically review and evaluate the performance of Executive under this Agreement with Executive.

Section 8. Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with Company policy; provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”), as a condition precedent to such reimbursement.

Section 9. Termination with Cause by the Company. This Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Executive the Notice of Termination (as hereinafter defined), and (ii) pay Executive his annual base salary through the Termination Date (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date, but which has not yet been paid. Notwithstanding the foregoing, if Executive is terminated with Cause pursuant to Section 11.02(ii) and, subsequently, charges are dropped, Executive is found not guilty or otherwise cleared of wrongdoing, before or after trial or following appeal, then in such event, the Company shall promptly thereupon recommence payments to Executive (or to his estate in the event of Executive’s death) in the amount of the compensation and other benefits described in Section 5 of this Agreement for a period of 24 months, increased by such amount as may be necessary to make Executive whole for any incremental taxes due as a result of such continuance of payments.

Section 10. Termination without Cause by the Company or for Good Reason by Executive; Non-Renewal. This Agreement may be terminated by (i) the Company by reason of the death or Disability (as hereinafter defined) of Executive or for no reason at all, or (ii) Executive for Good Reason (as hereinafter defined); provided that if this Agreement is terminated pursuant to either of subsections (i) or (ii) of this Section 10 prior to November 30, 2007, or if the Company fails to renew this Agreement (as permitted by Section 3) through November 30, 2007, the Company shall continue to pay to Executive (or to his estate in the event of termination due to Executive’s death) the compensation and other benefits described in Section 5 of this Agreement until November 30, 2007, increased by such amount as may be necessary to make Executive whole for any incremental taxes due because such payments are deemed to be an excess parachute payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (whether such payments are paid in cash or stock, as permitted pursuant to this Section 10). If the Executive should fail to renew this Agreement at any time or if the Company should fail to renew the Agreement after November 30, 2007, the Company shall not be required to pay any compensation to Executive other than his annual base salary through the last day of the then current term of the Employment Period, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of such date but which has not yet been paid.

Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. In the event of termination by reason of Executive’s death or Disability, medical, hospitalization or disability benefits coverage comparable to those provided by the Company during Executive’s lifetime shall be provided to his spouse and dependents for the remaining term of this Agreement. The benefits provided under this Section 10 shall not be less favorable to Executive in terms of amounts, deductibles and costs to him, if any, than such benefits provided by the Company to him and his dependents as of the Termination Date. This Section 10 shall not be interpreted so as to limit any benefits to which Executive, as a terminated employee of the Company, or his family may be entitled under the Company’s life insurance, medical, hospitalization or disability plans following his Termination Date or under applicable law.

Any sums payable to Executive pursuant to this Section 10 may be paid to Executive either in cash or shares of common stock of the Company, in the Executive’s sole discretion. Any portion of such sums that are paid in cash shall be paid to Executive at such intervals (at least biweekly), net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment, as salaries are paid generally to other executive officers of the Company. Upon the breach by Executive of Section 18 of this Agreement, the Company shall be entitled to cease making any such cash payments to Executive.

If Executive elects to receive any portion of such sum in common stock, the number of shares due to Executive shall be determined by dividing such sum by the average closing price per share of the common stock during the ten trading days immediately preceding the termination or expiration, as applicable, of this Agreement. One-third of such shares shall be paid within thirty days of termination or non-renewal, as applicable, and two-thirds of such shares shall be paid on the last day of the non-competition period contemplated by Section 18 of this Agreement; provided, however, that if the non-competition period extends for more than one year after such termination or expiration, as applicable, one-third of such shares shall be paid within thirty days of termination or non-renewal, as applicable, one-third of the shares shall be paid on the first anniversary of such termination or expiration, as applicable, and the remaining shares shall be paid on the last day of the non-competition period contemplated by Section 18 of this Agreement; provided, further, that should Executive breach Section 18 of this Agreement, any shares that have not yet been paid shall be canceled and returned to the Company. Upon receipt of each tranche of shares of common stock pursuant hereto by Executive, such shares shall constitute “Registrable Securities” pursuant to the Registration Rights and Lock Up Agreement between Executive and the Company dated November 12, 2004, and as promptly as commercially reasonable thereafter, but in any event within 60 days, pursuant to the terms and conditions of such Registration Rights and Lock Up Agreement, the Company shall register the resale of such shares and keep the registration statement in effect for not less than three (3) years.

Section 11. Definitions. In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Agreement:

11.01 “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive’s ability to substantially perform his duties under this Agreement as an employee and as a result of which he shall have been absent from his duties with the Company on a full-time basis for six consecutive months.

11.02 A termination with “Cause” shall mean a termination of this Agreement by reason of (i) Executive’s conviction of a felony or a crime involving moral turpitude or any other crime involving dishonesty, disloyalty or fraud with respect to the Company; (ii) Executive’s arrest or indictment of any lesser crime or offense committed in connection with the performance of Executive’s duties hereunder; or (iii) a good faith determination by the Board that Executive (a) failed or refused to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties and provides a reasonable cure period, and Executive continues to refuse or fail to substantially perform as directed by the Board through the duration of the cure period; or (b) Executive’s breach of any of the covenants set forth in Sections 15, 16 or 18 hereof. No act, or failure to act, on Executive’s part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated with Cause unless there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (exclusive of Executive) at a meeting of the Board called and held for the purpose of terminating Executive (after reasonable notice to Executive and opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive failed to perform his duties or engaged in conduct in the manner or of the type set forth above in the first sentence of this Section 11.02 and specifying the particulars thereof in detail.

11.03 “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior express written consent: (i) any material change in his status, title, authorities or responsibilities (including reporting responsibilities) under this Agreement which represents a demotion from such status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a chief executive officer and co-chairman of the board of directors of a publicly-traded corporation; or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability; provided, however, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder; (ii) the relocation of the principal office of the Company or the reassignment of Executive to a location more than thirty (30) miles from Farmington, Connecticut; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet all eligibility requirements thereof; (iv) the failure by the Company to continue in effect any Executive benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Executive participates), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would indirectly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Agreement; provided, however, that Executive continues to meet all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Agreement; (vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 21 hereof; or (vii) any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective.

11.04 Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 4 of this Agreement.

11.05 Termination Date. “Termination Date” shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 9 of this Agreement shall not be less than 60 days, and in the case of a termination pursuant to Section 10 of this Agreement shall not be more than 60 days, from the date such Notice of Termination is given); provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

Section 12. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of a contest or dispute over Executive’s termination of employment if such contest or dispute is resolved in Executive’s favor.

Section 13. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Section 14. Life Insurance. The Company may, at any time after the execution of this Agreement, apply for and procure as owner and for its own benefit, life insurance on Executive, in such amounts and in such form or forms as the Company may determine. Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive hereby represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

Section 15. Proprietary Information and Inventions. Executive understands and acknowledges that:

15.01 Trust. Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its subsidiaries (collectively, the “Group”) or applicable to the business of any vendor or customer of any of the Group, which may be made known to Executive by the Group or by any vendor or customer of any of the Group or learned by Executive during the Employment Period.

15.02 Proprietary Information. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to by Executive during the period of or arising out of my employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called “Proprietary Information,” which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, franchises, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Agreement to the contrary, the term “Proprietary Information” shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Executive, (iii) information which Executive can demonstrate was in Executive’s possession at the time of disclosure and was not acquired by Executive directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Executive on a non-confidential basis from a source other than any of the Group and which source, to the best of Executive’s knowledge, did not acquire the information on a confidential basis, or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Executive assigns to the Company any rights Executive may have or acquire in such Proprietary Information. At all times, both during Executive’s employment by the Company and after its termination, Executive shall keep in strictest confidence and trust all Proprietary Information, and Executive shall not use or disclose any Proprietary Information without the written consent of the Group, except as may be necessary in the ordinary course of performing Executive’s duties as an Executive of the Company.

Section 16. Surrender of Documents; No Disparagement. Executive shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group. Executive further agrees that he shall not, either during the Employment Period or at any time thereafter, in any way disparage the Company.

Section 17. Other Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Agreement and as an Executive of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Agreement.

Section 18. Restrictive Covenant. Executive acknowledges and recognizes Executive’s possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the premises contained herein Executive will not, during the period of Executive’s employment by the Company and for the period ending on the later of November 30, 2007, or the first anniversary of the Termination Date, (i) directly or indirectly engage in any Business Activities in the United States, whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any Business Activities, (ii) assist others in engaging in any Business Activities in the manner described in the foregoing clause (i), or (iii) induce employees of the Company to terminate their employment with the Company or engage in any Business Activities in the United States; provided, however, that the ownership of no more than two percent of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any Business Activities. Notwithstanding the foregoing, if the Company fails to make any payment required by Section 10 of this Agreement within five days of notice of non-payment by Executive to the Company, then the covenants in this Section 18 immediately shall terminate.

Section 19. Remedies. Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Executive of any of Sections 15, 16, 17 or 18 of this Agreement, it is agreed that the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Executive from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

Section 20. Successive Employment Notice. Within five business days after the Termination Date, Executive shall provide notice to the Company of Executive’s next intended employment. If such employment is not known by Executive at such date, Executive shall notify the Company immediately upon determination of such information. Executive shall continue to provide the Company with notice of Executive’s place and nature of employment and any change in place or nature of employment during the period ending two years after the Termination Date. Failure of Executive to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Agreement and shall entitle the Company to all remedies provided for in this Agreement as a result of such breach.

Section 21. Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 21, by operation of law or otherwise.

Section 22. Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate.

Section 23. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 24. Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 25. Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by each of the parties hereto.

Section 26. Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that, while the Company and Executive consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the goodwill, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 27. Governing Law; Venue. This Agreement shall be construed and enforced pursuant to the laws of the State of Connecticut, excluding its choice of law provisions. Both parties submit to the jurisdiction of the United States District Court, District of Connecticut at Hartford, and the Circuit Court in and for Hartford County,

Connecticut, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder. The prevailing party shall be entitled to an award of its reasonable attorneys’ fees incurred in connection with any such judicial proceedings.

Section 28. Counterparts. This Agreement may be executed in more than one counterpart and each counterpart shall be considered an original.

Section 29. Exhibits. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Executive in four counterparts as of the date first above written.

DRUGMAX, INC.

By:	/s/ Peter Grua
Peter Grua, Chairman, Compensation Committee

EXECUTIVE

/s/ Edgardo Mercadante
EDGARDO MERCADANTE